EXHIBIT 21

                                  EMBREX, INC.
                                  SUBSIDIARIES

Name                                               Jurisdiction of Incorporation
----                                               -----------------------------

Embrex Europe Limited                                 United Kingdom
Embrex Sales, Inc.                                    North Carolina
Embrex BioTech Trade (Shanghai) Co., Ltd.             People's Republic of China